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Exhibit 99(a)(1)(D)

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
FIREPOND, INC.
at
$3.16 Net Per Share
by
FIRE TRANSACTION SUB, INC.
a wholly owned subsidiary of
JAGUAR TECHNOLOGY HOLDINGS, LLC

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 21, 2003, UNLESS THE OFFER IS EXTENDED

October 23, 2003

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Fire Transaction Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Jaguar Technology Holdings, a limited liability company organized under the laws of Delaware (the "Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Shares"), of FirePond, Inc., a Delaware corporation (the "Company"), at a purchase price of $3.16 per Share, net to the seller in cash less any required withholding of taxes and without payment of interest, on the terms and subject to the conditions set forth in the offer to purchase, dated October 23, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     Offer to Purchase, dated October 23, 2003;

          2.     Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to LaSalle Bank National Association (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4.     Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5.     A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.     Return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 21, 2003, UNLESS THE OFFER IS EXTENDED.

        Please note the following:

          1.     The tender price is $3.16 per Share, net to the seller in cash less any required withholding of taxes and without payment of interest.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Board of Directors of the Company has determined by a unanimous vote of those present that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and has recommended that such stockholders tender their Shares pursuant to the Offer.

          4.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on November 21, 2003, unless the Offer is extended.

          The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares, which, together with the Shares owned by the Purchaser, the Parent and their affiliates, constitutes at least ninety percent (90%) of the then-outstanding Shares. The Offer is also subject to certain other conditions contained in the Offer to Purchase, including a requirement that the Company have at least $16,700,000 in cash and cash equivalents. See Section 15 of the Offer to Purchase.

          5.     Tendering stockholders will not be obligated to pay, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale and transfer of any Shares to the Purchaser pursuant to the Offer.

          6.     Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Company Certificates") or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary, at The Depositary Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Company Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        If holders of Shares wish to tender, but cannot deliver such holders' Company Certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have about the Offer or requests for additional copies of the enclosed materials should be addressed to Innisfree M&A Incorporated, the Information Agent for the Offer, at 501 Madison Ave, 20th Floor, New York, NY 10022, telephone number (888) 750-5834.

Very truly yours, INNISFREE M&A INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99(a)(1)(D)